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                                                                    EXHIBIT 99.1

Contact: Holly Sheffer
         212-578-4072
         hsheffer@metlife.com


           METLIFE APPOINTS CATHERINE KINNEY TO ITS BOARD OF DIRECTORS

NEW YORK, December 18, 2001 - MetLife, Inc. (NYSE: MET) today announced the appointment of Catherine R. Kinney, group executive vice president of the New York Stock Exchange, to its Board of Directors. Mrs. Kinney fills a vacancy created when Ruth Simmons retired from the Board on August 1, 2001, to begin her new role as president of Brown University.

"We are pleased to welcome Cathy to our Board of Directors," said Robert H. Benmosche, MetLife chairman and chief executive officer. "She has a great depth of knowledge as a result of her experience at the New York Stock Exchange, particularly her understanding of the financial markets, and the challenges that public companies face. Her experience will benefit our company, customers and shareholders."

On January 2, 2002, Mrs. Kinney will take on additional responsibilities at the NYSE when she becomes its co-chief operating officer, president and executive vice chairman. Since joining the NYSE in 1974, Mrs. Kinney has held senior positions in a number of areas, including regulation, sales and marketing and technology planning.

Mrs. Kinney is currently group executive vice president in charge of overseeing the NYSE's competitive position and relationships with its listed companies, member firms and institutions, including new listings and client service, equity marketing and sales, exchange-traded funds and fixed income. She has held this position and has also been a member of the Office of the Chairman since 1995. Prior to that, she was responsible for managing trading-floor operations and technology.

Mrs. Kinney earned a Bachelor of Arts from Iona College and completed the Advanced Management Program at Harvard Graduate School of Business. She is a member of the board of the New York University Downtown Hospital, the Board of Regents at Georgetown University and is a trustee of Iona College.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 14 countries.

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